Exhibit 10.2

NONQUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT, made as of [ __________], 2019 (the “Grant Date”), between Charter Communications, Inc., a Delaware corporation (the “Company”), and ________________ (the “Optionee”).

Unless otherwise defined herein, terms defined in the Charter Communications, Inc. 2019 Stock Incentive Plan (the “Plan”) shall have the same defined meanings in this Nonqualified Stock Option Agreement (the “Agreement”).

The undersigned Optionee has been granted an Option to purchase Shares of Class A common stock of the Company (“Shares”), subject to the terms and conditions of the Plan and this Agreement, as follows:

Vesting Schedule:	As provided in Section 4 of the Agreement.

Exercise Price per Share:	$____________

Total Number of Shares under Option:	_____________

Exercise Expiration Date:	[ __________], 2029

(Such information as to exercise price, total number of options and exercise expiration date are also shown on the Optionee’s on-line grant account.)

Charter Communications, Inc.

Paul Marchand, EVP - Human Resources

I, the undersigned, agree to this grant of an Option to purchase Shares of the Company, acknowledge that this grant is subject to the terms and conditions of the Plan and this Agreement, and have read and understand the terms and conditions set forth in Sections 1 through 24 of this Agreement. I further acknowledge receipt of the Plan and the prospectus for the Plan and consent to receive any and all communications, updates and amendments to the Plan or the prospectus, in the Company’s discretion, by electronic delivery through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Optionee

Stock Option Agreement

1.	Grant of Option.

1.1The Company hereby grants to the Optionee the right and option (the “Option”) to purchase all or any part of the Total Number of Shares under Option set forth above, subject to, and in accordance with, the terms and conditions set forth in this Agreement.

1.2The Option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

1.3This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.	Purchase Price.

The price at which the Optionee shall be entitled to purchase Shares upon the exercise of the Option shall be the Exercise Price per Share set forth above.

3.	Duration of Option.

The Option shall be exercisable to the extent and in the manner provided herein for a period of ten (10) years from the Grant Date (the “Exercise Term”) and shall expire as of the tenth (10th) anniversary of the Grant Date (“Exercise Expiration Date”); provided, however, that the Option may be earlier or later terminated as provided under the terms of the Plan and this Agreement.

4.	Vesting of Option.

4.1    Vesting. Unless otherwise provided in this Agreement, 100% of the Option granted hereunder shall vest and become exercisable on the third anniversary of the Grant Date. The right of purchase shall continue, unless sooner exercised or terminated as herein provided, during the remaining period of the Exercise Term.

4.2    Certain Terminations. Notwithstanding anything to the contrary set forth in any employment agreement between the Optionee and the Company, the Plan or this Agreement, upon the termination of employment of the Optionee: (i) by the Company, or any of its Subsidiaries, for Cause, or by the Optionee without Good Reason, the unvested Option shall be cancelled and forfeited; (ii) as a result of the Optionee’s Retirement, or by the Company, or any of its Subsidiaries, without Cause or by the Optionee for Good Reason, then, subject to 4.3 and 4.4 hereof: (A) all or any portion of the unvested Option that does not vest pursuant to Section  4.2(ii)(B) hereof shall be cancelled and forfeited; and (B) a pro-rata portion of the Option (based on the number of days of the vesting period that has elapsed as of such termination) shall vest and become exercisable as of the date of such termination, (notwithstanding any fractional number of Shares resulting from the application of the foregoing provision, the Option shall only be exercisable with respect to a whole number of shares); or (iii) as a result of the Optionee’s death or Disability, any unvested Option shall be vested in full on the date of death or Disability.

Stock Option Agreement

4.3    Change in Control. Notwithstanding anything to the contrary set forth in Section 4.2 hereof, any employment agreement between the Optionee and the Company, the Plan or this Agreement, if, within thirty (30) days prior or twelve (12) months following the completion of a Change in Control or at any time prior to a Change in Control at the request of a prospective purchaser whose proposed purchase would constitute a Change in Control upon its completion, the Company, or any of its Subsidiaries, terminates the Optionee’s employment without Cause or the Optionee terminates his or her employment for Good Reason, the unvested Options shall immediately vest and become fully exercisable.

4.4    Committee Discretion to Accelerate Vesting. Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of all or any portion the Option at any time and for any reason.

5.	Manner of Exercise and Payment.

5.1Subject to the terms and conditions of this Agreement and the Plan, the vested portion of the Option may be exercised only through an Exercise and Net Shares transaction or in such other manner as may be permitted by the Committee in its discretion, by delivery of written notice in person, electronically or by mail to the Plan Administrator (or his or her designee). Such notice shall state that the Optionee is electing to exercise the Option and the number of Shares in respect of which the Option is being exercised and shall be signed by the person or persons exercising the Option. If requested by the Committee, such person or persons shall: (i) deliver this Agreement to the Plan Administrator (or his or her designee) who shall endorse thereon a notation of such exercise, and (ii) provide satisfactory proof as to the right of such person or persons to exercise the Option. For purposes of this Agreement, “Exercise and Net Shares”, shall mean the exercise of an Option where, upon receipt of notice of exercise, the Company shall transfer to the Optionee the number of Shares as to which such exercise was effective, less a number of Shares having a Fair Market Value on the date of exercise equal to the sum of: (i) the full purchase price for the Shares in respect of which the Option is being exercised and (ii) Withholding Taxes due.

5.2In the event the Committee permits an exercise other than an Exercise and Net Shares transaction, the notice of exercise described in Section 5.1 hereof shall be accompanied by: (a) the full purchase price for the Shares in respect of which the Option is being exercised, in cash, by check, by transferring Shares to the Company having a Fair Market Value on the date of exercise equal to the cash amount for which such Shares are substituted, or in such other manner as may be permitted by the Committee in its discretion, and (b) payment of the Withholding Taxes as provided by Section 13 of this Agreement, and in the manner as may be permitted by the Committee its discretion pursuant to Section 13 of this Agreement.

5.3Upon receipt of notice of exercise and full payment for the Shares in respect of which the Option is being exercised, the Company shall, subject to the terms of the Plan, take such action as may be necessary to affect the transfer to the Optionee of the number of Shares as to which such exercise was effective.

5.4Except as otherwise provided in Section 11, the Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to any Shares

Stock Option Agreement

subject to the Option until: (i) the Option shall have been exercised pursuant to the terms of this Agreement and the Optionee shall have paid the full purchase price for the number of Shares in respect of which the Option was exercised, (ii) the Company shall have issued and delivered the Shares to the Optionee, and (iii) the Optionee’s name shall have been entered as a stockholder of record on the books of the Company, whereupon the Optionee shall have full voting and other ownership rights with respect to such Shares.

6.	Arbitration.

6.1General. Any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this section 6.1 and the then most applicable rules of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be administered by the American Arbitration Association. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief. Unless mutually agreed by the parties otherwise, any arbitration shall take place in the City of Stamford, Connecticut.

6.2Selection of Arbitrator. In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from a list of nine persons (which shall be retired judges or corporate or litigation attorneys experienced in stock options and buy-sell agreements) provided by the office of the American Arbitration Association having jurisdiction over Stamford, Connecticut. If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot. After each party has used four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

6.3Applicability of Arbitration; Remedial Authority. This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this paragraph the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgement if the matter had been pursued in court litigation. In

Stock Option Agreement

the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

6.4Fees and Costs. Any filing or administrative fees shall be borne initially by the party requesting arbitration. Notwithstanding the foregoing, the prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees.

6.5Award Final and Binding. The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of this paragraph, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the arbitration provisions of this Agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

7.	Exercisability upon Termination of Employment.

Upon termination of the Optionee’s employment due to: (i) death or Disability, the vested portion of the Option shall continue to be exercisable in whole or in part at any time for eighteen (18) months after the date of such termination; or (ii) as a result of the Optionee’s Retirement, the vested portion of the Option shall continue to be exercisable in whole or in part at any time for thirty-six (36) months after the date of such termination. If the employment of the Optionee is terminated for any other reason, the vested portion of the Option shall continue to be exercisable in whole or in part at any time for six (6) months after the date of such termination, but in no event after the Exercise Expiration Date.

8.Confidentiality/Proprietary Developments/Competition and Non-Interference. Notwithstanding anything in this Section 8 or otherwise in this Agreement to the contrary, in the case of an Optionee whose employment with the Company or a Subsidiary is subject to the terms of an employment agreement between such Optionee and the Company or Subsidiary, which employment agreement includes the restrictive covenants covered in this Section 8, the restrictive covenants and all terms and conditions governing same as set forth in said employment agreement shall control and supersede this Section 8; otherwise:

8.1.     Confidentiality.

8.1.1    Acknowledgments by Optionee. Optionee acknowledges that: (a) during the term of this Agreement and as a part of Optionee’s employment with the Company or

Stock Option Agreement

its subsidiaries, Optionee has been and will be afforded access to Confidential Information (as defined below); (b) public disclosure of such Confidential Information could have an adverse effect on the Company and its business; (c) because Optionee possesses substantial technical expertise and skill with respect to the Company’s business, Company desires to obtain exclusive ownership of each invention by Optionee while Optionee is employed by the Company, and the Company will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each such invention by Optionee; and (d) the provisions of this Section 8.1 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide Company with exclusive ownership of all inventions and works made or created by Optionee.

8.1.2    Confidential Information.

(i)     The Optionee acknowledges that during the term of this Agreement, including during Optionee’s employment, Optionee will have access to and may obtain, develop, or learn of Confidential Information (as defined below) under and pursuant to a relationship of trust and confidence. The Optionee shall hold such Confidential Information in strictest confidence and never at any time, during or after Optionee’s employment terminates, directly or indirectly use for Optionee’s own benefit or otherwise (except in connection with the performance of any duties as an employee) any Confidential Information, or divulge, reveal, disclose or communicate any Confidential Information to any unauthorized person or entity in any manner whatsoever.

(ii)    As used in this Agreement, the term “Confidential Information” shall include, but not be limited to, any of the following information relating to the Company and its business learned by the Optionee during the term of this Agreement or as a result of Optionee’s employment with Company:

(A)information regarding the Company’s business proposals, manner of the Company’s operations, and methods of selling or pricing any products or services;

(B)the identity of persons or entities actually conducting or considering conducting business with the Company, and any information in any form relating to such persons or entities and their relationship or dealings with the Company or its affiliates;

(C)any trade secret or confidential information of or concerning any business operation or business relationship;

(D)computer databases, software programs and information relating to the nature of the hardware or software and how said hardware or software is used in combination or alone;

(E)information concerning Company personnel, confidential financial information, customer or customer prospect

Stock Option Agreement

information, information concerning subscribers, subscriber and customer lists and data, methods and formulas for estimating costs and setting prices, engineering design standards, testing procedures, research results (such as marketing surveys, programming trials or product trials), cost data (such as billing, equipment and programming cost projection models), compensation information and models, business or marketing plans or strategies, deal or business terms, budgets, vendor names, programming operations, product names, information on proposed acquisitions or dispositions, actual performance compared to budgeted performance, long-range plans, internal financial information (including but not limited to financial and operating results for certain offices, divisions, departments, and key market areas that are not disclosed to the public in such form), results of internal analyses, computer programs and programming information, techniques and designs, and trade secrets;

(F)information concerning the Company’s employees, officers, directors or shareholders; and

(G)any other trade secret or information of a confidential or proprietary nature.

(iii)     Optionee shall not make or use any notes or memoranda relating to any Confidential Information except for uses reasonably expected by Optionee to be for the benefit of the Company, and will, at the Company’s request, return each original and every copy of any and all notes, memoranda, correspondence, diagrams or other records, in written or other form, that Optionee may at any time have within his possession or control that contain any Confidential Information.

(iv)    Notwithstanding the foregoing, Confidential Information shall not include information which has come within the public domain through no fault of or action by Optionee or which has become rightfully available to Optionee on a non-confidential basis from any third party, the disclosure of which to Optionee does not violate any contractual or legal obligation such third party has to the Company or its affiliates with respect to such Confidential Information. None of the foregoing obligations or restrictions applies to any part of the Confidential Information that Optionee demonstrates was or became generally available to the public other than as a result of a disclosure by Optionee or by any other person bound by a confidentiality obligation to the Company in respect of such Confidential Information.

(v)    Optionee will not remove from the Company’s premises (except to the extent such removal is for purposes of the performance of Optionee’s duties to the Company at home or while traveling, or except as otherwise specifically authorized by the Company) any Company document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). Optionee recognizes that, as between the Company and Optionee, all of the Proprietary Items, whether or not developed by Optionee, are the exclusive property of the Company. Upon termination of Optionee’s employment by either party, or upon the request of

Stock Option Agreement

the Company during the term of this Agreement, Optionee will return to the Company all of the Proprietary Items in Optionee’s possession or subject to Optionee’s control, including all equipment (e.g., laptop computers, cell phone, portable e-mail devices, etc.), documents, files and data, and Optionee shall not retain any copies, abstracts, sketches, or other physical embodiment of any such Proprietary Items.

8.2.    Proprietary Developments.

8.2.1    Any and all inventions, products, discoveries, improvements, processes, methods, computer software programs, models, techniques, or formulae (collectively, hereinafter referred to as “Developments”), made, conceived, developed, or created by Optionee (alone or in conjunction with others, during regular work hours or otherwise) during Optionee’s employment which may be directly or indirectly useful in, or relate to, the business conducted or to be conducted by the Company will be promptly disclosed by Optionee to the Company and shall be the Company’s exclusive property. The term “Developments” shall not be deemed to include inventions, products, discoveries, improvements, processes, methods, computer software programs, models, techniques, or formulae which were in the possession of Optionee prior to the commencement of Optionee’s employment with the Company. Optionee hereby transfers and assigns to the Company all proprietary rights which Optionee may have or acquire in any Developments and Optionee waives any other special right which Optionee may have or accrue therein. Optionee will execute any documents and agrees to take any actions that may be required, in the reasonable determination of Company’s counsel, to effect and confirm such assignment, transfer and waiver, to direct the issuance of patents, trademarks, or copyrights to Company with respect to such Developments as are to be Company’s exclusive property or to vest in Company title to such Developments; provided, however, that the expense of securing any patent, trademark or copyright shall be borne by the Company. The parties agree that Developments shall constitute Confidential Information.

8.2.2    “Work Made for Hire.” Any work performed by Optionee during Optionee’s employment with Company shall be considered a “Work Made for Hire” as defined in the U.S. Copyright laws, and shall be owned by and for the express benefit of the Company. In the event it should be established that such work does not qualify as a Work Made for Hire, Optionee agrees to and does hereby assign to the Company all of Optionee’s right, title, and interest in such work product including, but not limited to, all copyrights and other proprietary rights.

8.3    Non-Competition and Non-Interference.

8.3.1    Acknowledgments by Optionee. Optionee acknowledges and agrees that: (a) the services to be performed by Optionee under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Company competes with other businesses that are or could be located in any part of the United States; and (c) the provisions of this Section 8.3 are reasonable and necessary to protect the Company’s business and lawful protectable interests, and do not impair Optionee’s ability to earn a living.

Stock Option Agreement

8.3.2    Covenants of Optionee. For purposes of this Section 8.3, the term “Restricted Period” shall mean the period commencing as of the date of this Agreement and terminating on the second annual anniversary (or, in the case of Section 8.3.2(iii), the first annual anniversary), of the date Optionee’s employment terminated; provided, that the “Restricted Period” also shall encompass any period of time from whichever anniversary date is applicable until and ending on the last date Optionee is to be paid any payment; and provided further, that the “Restricted Period” shall be tolled and extended for any period of time during which Optionee is found to be in violation of the covenants set forth in this section 8.3. In consideration of the acknowledgments by Optionee, and in consideration of the compensation and benefits to be paid or provided to Optionee by the Company, Optionee covenants and agrees that during the Restricted Period, the Optionee will not, directly or indirectly, for Optionee’s own benefit or for the benefit of any other person or entity other than the Company:

(i)     in the United States or any other country or territory where the Company then conducts its business: engage in, operate, finance, control or be employed by a “Competitive Business” (defined below); serve as an officer or director of a Competitive Business (regardless of where Optionee then lives or conducts such activities); perform any work as an employee, consultant (other than as a member of a professional consultancy, law firm, accounting firm or similar professional enterprise that has been retained by the Competitive Business and where Optionee has no direct role in such professional consultancy and maintains the confidentiality of all information acquired by Optionee during his or her employment with the Company), contractor, or in any other capacity with, a Competitive Business; directly or indirectly invest or own any interest in a Competitive Business (regardless of where Optionee then lives or conducts such activities); or directly or indirectly provide any services or advice to any business, person or entity who or which is engaged in a Competitive Business (other than as a member of a professional consultancy, law firm, accounting firm or similar professional enterprise that has been retained by the Competitive Business and where Optionee has no direct role in such professional consultancy and maintains the confidentiality of all information acquired by Optionee during his or her employment with the Company). A “Competitive Business” is any business, person or entity who or which, anywhere within that part of the United States, or that part of any other country or territory, where the Company conducts business, directly or indirectly through any entity controlling, controlled by or under common control with such business, offers, provides, markets or sells any service or product of a type that is offered or marketed by or competitive with a service or product offered or marketed by the Company at the time Optionee’s employment terminates or is being planned to be offered or marketed by the Company with Optionee’s participation; or who or which in any case is preparing or planning to do so. To appropriately take account of the highly competitive nature of the Company’s business, the parties agree that any business engaged in any of the activities set forth on Schedule 1 shall be deemed to be a “Competitive Business.” The provisions of this Section 8.3 shall not be construed or applied so as to prohibit Optionee from owning not more than five percent (5%) of any class of securities that is publicly traded on any national or regional securities exchange, as long as Optionee’s investment is passive and Optionee does not lend or provide any services or advice to such business or otherwise violate the terms of this Agreement in connection with such investment

Stock Option Agreement

(ii)    contact, solicit or provide any service or product of a type offered by, or competitive with, any product or service provided by the Company to any person or entity that was a customer, franchisee, or prospective customer of the Company at any time during Optionee’s employment (a prospective customer being one to whom the Company had made a business proposal within twelve (12) months prior to the time Optionee’s employment terminated); or directly solicit or encourage any customer, franchisee or subscriber of the Company to purchase any service or product of a type offered by or competitive with any product or service provided by the Company, or to reduce the amount or level of business purchased by such customer, franchisee or subscriber from the Company; or take away or procure for the benefit of any competitor of the Company, any business of a type provided by or competitive with a product or service offered by the Company; or

(iii)    solicit, recruit, or hire for employment or consulting services, any person or persons who are employed by Company or any of its subsidiaries or affiliates, or who were so employed at any time within a period of six (6) months immediately prior to the date Optionee’s employment terminated, or otherwise interfere with the relationship between any such person and the Company; nor will the Optionee assist anyone else in recruiting any such employee to work for another company or business or discuss with any such person his or her leaving the employ of the Company or engaging in a business activity in competition with the Company. This provision shall not apply to secretarial, clerical, custodial or maintenance employees. If Optionee violates any covenant contained in this Section 8.3, then the term of the covenants in this Section shall be extended by the period of time Optionee was in violation of the same.

8.3.3    Provisions Pertaining to the Covenants. Optionee recognizes that the existing business of the Company extends to various locations and areas throughout the United States and may extend hereafter to other countries and territories and agrees that the scope of Section 8.3 shall extend to any part of the United States, and any other country or territory, where the Company operates or conducts business, or has concrete plans to do so at the time Optionee’s employment terminates. It is agreed that the Optionee’s services hereunder are special, unique, unusual and extraordinary giving them peculiar value, the loss of which cannot be reasonably or adequately compensated for by damages, and in the event of the Optionee’s breach of this Section, Company shall be entitled to equitable relief by way of injunction or otherwise in addition to the cessation of payments and benefits hereunder. If any provision of Section 8 of this Agreement is deemed to be unenforceable by a court (whether because of the subject matter of the provision, the duration of a restriction, the geographic or other scope of a restriction or otherwise), that provision shall not be rendered void but the parties instead agree that the court shall amend and alter such provision to such lesser degree, time, scope, extent and/or territory as will grant Company the maximum restriction on Optionee’s activities permitted by applicable law in such circumstances. Company’s failure to exercise its rights to enforce the provisions of this Agreement shall not be affected by the existence or non existence of any other similar agreement for anyone else employed by the Company or by Company’s failure to exercise any of its rights under any such agreement.

8.4 Whistleblower Protection. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede the

Stock Option Agreement

Optionee (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. The Optionee does not need the prior authorization of the Company to make any such reports or disclosures and the Optionee shall not be not required to notify the Company that such reports or disclosures have been made.

8.5. Trade Secrets. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

8.6    Notices. In order to preserve the Company’s rights under this Agreement, the Company is authorized to advise any potential or future employer, any third party with whom Optionee may become employed or enter into any business or contractual relationship with, and any third party whom Optionee may contact for any such purpose, of the existence of this Agreement and its terms, and the Company shall not be liable for doing so.

8.7    Injunctive Relief and Additional Remedy. Optionee acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of this Agreement (including any provision of Section 8) would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement and the Company will not be obligated to post bond or other security in seeking such relief. Without limiting the Company’s rights under this Section or any other remedies of Company, if Optionee breaches any of the provisions of Section 8, the Company will have the right to cease making any payments otherwise due to Optionee under this Agreement.

8.8    Covenants of Section 8 are Essential and Independent Covenants. To the extent applicable to Optionee, the covenants by Optionee in Section 8 are essential elements of this Agreement, and without Optionee’s agreement to comply with such covenants; the Company would not have entered into this Agreement or employed Optionee. Company and Optionee have independently consulted their respective counsel and have been advised in all respects

Stock Option Agreement

concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Company. Optionee’s covenants in Section 8 are independent covenants and the existence of any claim by Optionee against the Company, under this Agreement or otherwise, will not excuse Optionee’s breach of any covenant in Section 8. If Optionee’s employment hereunder is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of Optionee in Section 8. The Company’s right to enforce the covenants in Section 8, shall not be adversely affected or limited by the Company’s failure to have an agreement with another employee with provisions at least as restrictive as those contained in Section 8, or by the Company’s failure or inability to enforce (or agreement not to enforce) in full the provisions of any other or similar agreement containing one or more restrictions of the type specified in Section 8 of this Agreement.

9.    Nontransferability.

The Option shall not be transferable other than (a) by will or by the laws of descent and distribution or (b) to a Permitted Transferee. Any Permitted Transferee shall be subject to the terms of this Agreement to the same extent as the original Optionee, provided that (x) references to “Permitted Transferees” shall be understood to refer only to Permitted Transferees of the original Optionee and (y) the original Optionee (and not the Permitted Transferee) shall remain subject to all obligations under this Agreement, including without limitation those regarding the provision of services to the Company and its Affiliates and compliance with covenants concerning competition, solicitation, confidentiality, disparagement and similar obligations to the Company and its Affiliates. The Option shall be subject to forfeiture by the Permitted Transferee to the same extent as it is subject to forfeiture by the original Optionee had it not been transferred. During the lifetime of the Optionee (or, following transfer, the Permitted Transferee), the Option shall be exercisable only by the Optionee (or, following transfer, the Permitted Transferee).

10.	No Right to Continued Employment.

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Optionee any right with respect to continuance of employment by the Company, or any Subsidiary or Affiliate of the Company, nor shall this Agreement or the Plan interfere in any way with the right of the Company to terminate the Optionee’s employment or service at any time.

11.    Adjustments.

11.1    Change in Capitalization. In the event of a Change in Capitalization (as defined in the Plan), the Committee shall make appropriate adjustments to: (i) the number and class of Shares or other stock or securities subject to the Option; or (ii) the purchase price for such Shares or other stock or securities. The Committee’s adjustment shall be made in accordance with the provisions of the Plan and shall be effective and final, binding and conclusive for all purposes of the Plan and this Agreement.

11.2    Dividends and Other Distributions. If the Company: (i) makes distributions (by dividend or otherwise); (ii) grants rights to purchase securities to existing

Stock Option Agreement

shareholders as a group; or (iii) issues securities to existing shareholders as a group (other than pursuant to: (a) any equity awards granted under the Company’s equity incentive compensation plans; or (b) warrants issued with an exercise price equal to the Fair Market Value on the date of grant), in the case of clauses (ii) and (iii) at a price below Fair Market Value, and in each case of clauses (i), (ii) and (iii), (an “Extraordinary Distribution”), then to reflect such Extraordinary Distribution, this Option shall be adjusted to retain the pre-Extraordinary Distribution spread by decreasing the Exercise Price, in a manner consistent with Section 409A of the Code; provided that with respect to any vested portion of this Option, the Committee, in its sole discretion, may provide that, in lieu of such adjustment, the Optionee shall be entitled to receive the amount of, and the benefits and rights associated with, such Extraordinary Distribution in the same form and on the same terms as the Extraordinary Distribution paid or provided to the Company’s shareholders based upon the number of Shares underlying such vested portion of the Option. Any adjustment described in this Section 11.2 shall be implemented in accordance with, and to the extent permitted by, Treasury Regulation § 1.409A-1(b)(5)(v)(D).

12.	Effect of a Merger, Consolidation or Liquidation.

Subject to the terms of the Plan and this Agreement, in the event of: (a) the liquidation or dissolution of the Company; or (b) a merger or consolidation of the Company (a “Transaction”) that does not constitute a Change in Control, the Option shall continue in effect in accordance with their respective terms, except that the Committee may, in its discretion, do one or more of the following: (i) shorten the period during which the Option is exercisable (provided they remain exercisable for at least thirty (30) days after the date on which notice of such shortening is given to the Optionee); (ii) accelerate the vesting schedule with respect to the Option; (iii) arrange to have the surviving or successor entity assume the Option or grant replacement Option with appropriate adjustments in the exercise prices, and adjustments in the number and kind of securities issuable upon exercise or adjustments so that the Option or its replacement represents the right to purchase or receive the stock, securities or other property (including cash) as may be issuable or payable as a result of such Transaction with respect to or in exchange for the number of Shares purchasable and receivable upon the exercise of the Option had such exercise occurred in full prior to the Transaction; or (iv) cancel the Option upon the payment to the Optionee in cash of an amount that is equal to the Fair Market Value of the Shares subject to the Option or portion thereof over the aggregate exercise price for such Shares under the Option or portion thereof surrendered at the effective time of the Transaction. The treatment of any Option as provided in this Section 12 shall be conclusively presumed to be appropriate for purposes of Section 10 of the Plan.

13.	Withholding of Taxes.

At such times as the Optionee recognizes taxable income in connection with the receipt of Shares hereunder (a “Taxable Event”), the Optionee shall pay to the Company an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company in connection with the Taxable Event (the “Withholding Taxes”) prior to the issuance, or release from escrow, of such Shares. The Company shall have the right to deduct from any payment to an Optionee an amount equal to the Withholding Taxes in satisfaction of the obligation to

Stock Option Agreement

pay Withholding Taxes. In satisfaction of the obligation to pay Withholding Taxes to the Company, the Optionee may make a written election, which may be accepted or rejected in the discretion of the Company, to have withheld a portion of the Shares then issuable to him or her having an aggregate Fair Market Value equal to the Withholding Taxes. Notwithstanding the foregoing, the Company may, in its discretion, provide that an Optionee shall not be entitled to exercise his or her Option for which cash has not been provided by the Optionee with respect to the applicable Withholding Taxes.

14.	Excise Tax Limitation.

14.1    Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment, distribution or acceleration of vesting to or for the benefit of the Optionee by the Company (within the meaning of Section 280G of the Code and the regulations thereunder), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”) is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Total Payments would result in the Optionee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Optionee received the entire amount of such Total Payments. Unless the Optionee shall have given prior written notice specifying a different order to the Company to effectuate the foregoing in accordance with Code Section 409A, the Company shall reduce or eliminate the Total Payments, by first reducing or eliminating the portion of the Total Payments which are payable in cash and then by reducing or eliminating non-cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by the Optionee pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Optionee’s rights and entitlements to any benefits or compensation.

14.2    The determination of whether the Total Payments shall be reduced as provided in Section 12.2(a) of the Plan and the amount of such reduction shall be made at the Company’s expense by an accounting firm selected by the Company from among the four largest accounting firms in the United States or at the Company’s expense by an attorney selected by the Company. Such accounting firm or attorney (the “Determining Party”) shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Optionee within thirty (30) days of the termination of Optionee’s employment. If the Determining Party determines that no Excise Tax is payable by the Optionee with respect to the Total Payments, it shall furnish the Optionee with an opinion reasonably acceptable to the Optionee that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and the Optionee. If the Determining Party determines that an Excise Tax would be payable, the Optionee shall have the right to accept the Determination of the Determining Party as to the extent of the reduction, if any, pursuant to Section 12.2(a) of the Plan, or to have such Determination reviewed by an accounting firm selected by the Optionee, at the Optionee’s expense. If the Optionee's accounting firm and the Determining Party do not agree, a third accounting firm shall be jointly chosen by the Determining Party and the Optionee,

Stock Option Agreement

in which case the determination of such third accounting firm shall be binding, final and conclusive upon the Company and the Optionee.

15.	Optionee Bound by the Plan.

The Optionee hereby acknowledges that the Optionee may receive a copy of the Plan upon request to the Plan Administrator and agrees to be bound by all the terms and provisions of the Plan.

16.	Entire Agreement; Modification of Agreement.

This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and, except as otherwise specifically provided herein, supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. For the avoidance of doubt, the Optionee acknowledges and agrees that, notwithstanding anything to the contrary set forth in any employment agreement between the Optionee and the Company, the vesting of the Option, including, without limitation, upon a termination of the Optionee’s employment and upon a Change in Control, and the covenant and agreements set forth in Section 8 hereof shall be governed by the terms of this Agreement. This Agreement may be modified, amended, suspended or terminated by the Committee in its discretion at any time, and any terms or conditions may be waived by the Committee in its discretion at any time; provided, that Section 8.3 may be waived by the Company in its discretion at any time; and provided further, however, that all such modifications, amendments, suspensions, terminations or waivers that shall adversely affect an Optionee shall only be effective pursuant to a written instrument executed by the parties hereto.

17.	Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

18.	Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

19.	Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Optionee’s legal representatives. All obligations imposed upon the Optionee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Optionee’s heirs, executors, administrators, successors.

Stock Option Agreement

20.	Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Optionee and Company for all purposes.

21.	Acquired Rights.

The Optionee acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the award of the Option made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the Option awarded hereunder) give the Optionee any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Optionee’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

22.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

23.	Compliance with Laws.

The issuance of the Option (and the Shares acquired upon exercise of the Option) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of any Securities Laws and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue the Option or any of the Shares pursuant to this Agreement if any such issuance would violate any such requirements.

24.	Company Recoupment.

The Optionee’s right to the Option granted hereunder and the Shares acquired upon exercise of the Option shall in all events be subject to (i) any right that the Company may have under any Company recoupment policy (including the Charter Communications Compensation Recovery Policy, as amended from time to time), or other agreement or arrangement with the Optionee, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

Stock Option Agreement

SCHEDULE 1
COMPETITIVE BUSINESS ACTIVITIES

A.
The distribution of video programming to consumer or commercial customers or users on a retail or wholesale basis, whether by analog or digital technology, to any type of end-user equipment (television, computer, phone, personal digital assistant, tablet, console or other), and by any distribution platform (including broadcast, coaxial cable, fiber optic cable, digital subscriber line, power line, satellite, wireless and Internet), method (streaming, download, application or other) or protocol (IP or other). Optionee agrees that the following companies (and their parents, subsidiaries and controlled affiliates), and their successors and assigns, are among those engaged in competitive video programming distribution as of the date hereof; Altice USA, Inc.; Amazon.com, Inc.; Apple Inc.; AT&T Inc. (including DIRECTV); CBS Corporation; Century Link, Inc.; Cincinnati Bell, Inc.; Comcast Corporation; Cox Communications, Inc.; DISH Network Corporation; EchoStar Holding Corporation (including Sling Media); Facebook, Inc.; Frontier Communications Corporation; Google, Inc. (including YouTube); Hulu, LLC; Microsoft Corporation (including Xbox); Netflix, Inc.; NeuLion, Inc. (including Jumptv); Public Broadcasting Service and its broadcast affiliates; RCN Corporation; Redbox; Roku, Inc.; Sony Corporation of America (including PlayStation); The Walt Disney Company (including ABC); T-Mobile USA, Inc. (including Layer3TV, Inc.); TiVo Inc.; Twenty-First Century Fox, Inc.; Verizon Communications, Inc.; VUDU, Inc.; Wal-Mart Stores, Inc.; and Wide Open West.

1.
The provision of Internet access or portal service (including related applications and services) to consumer or commercial customers or users, on a retail or wholesale basis, whether by analog or digital technology, to any type of end-user equipment (television, computer, phone, personal digital assistant, tablet, console or other), and by any distribution platform (including dial-up, coaxial cable, fiber optic cable, digital subscriber line, power line, satellite and wireless) or protocol (IP or other). Optionee agrees that the following companies (and their parents, subsidiaries and controlled affiliates), and their successors and assigns, are among those engaged in competitive high-speed Internet access and/or portal service as of the date hereof; Altice USA, Inc.; AT&T Inc. (including DIRECTV); CenturyLink, Inc.; Cincinnati Bell, Inc.; Comcast Corporation; Cox Communications, Inc.; DISH Network Corporation; EchoStar Holding Corporation (including Sling Media); Frontier Communications Corporation; Google, Inc.; Microsoft Corporation (including MSN); RCN Corporation; Sprint Corporation; T-Mobile USA, Inc.; Verizon Communications, Inc.; (including AOL); Windstream Holdings, Inc.; and Wide Open West.

2.	The provision of voice and/or data service or transport to consumer or commercial customers or users, on a retail or wholesale business, whether by analog or digital technology, by any

Stock Option Agreement

distribution platform (including coaxial cable, fiber optic cable, digital subscriber line, power line, satellite, wireless and Internet) or protocol (IP or other). Optionee agrees that the following companies (and their parents, subsidiaries and controlled affiliates), and their successors and assigns, are among those engaged in competitive voice and/or data service or transport as of the date hereof; Altice USA, Inc.; AT&T Inc. (including DIRECTV); Birch Communications, Inc.; CenturyLink, Inc.; Cincinnati Bell, Inc.; Comcast Corporation; Cox Communications, Inc.; DISH Network Corporation; EarthLink Holdings Corp; EchoStar Holding Corporation (including Sling Media); Frontier Communications Corporation; Google, Inc.; Integra Telecom; Lumos Networks Corp.; Microsoft Corporation (including Skype); RCN Corporation; Sprint Corporation TelePacific Communications; T-Mobile USA, Inc.; Vonage Holdings Corp.; Verizon Communications, Inc.; Wide Open West; Windstream Holdings, Inc.; and Zayo Group Holdings, Inc.

3.
The provision of wireless communications services to consumer or commercial customers or users, on a retail or wholesale basis, whether by analog or digital technology, to any type of end-user equipment (television, computer, phone, personal digital assistant, tablet, console or other) and by any technology or protocol (IP or other). Optionee agrees that the following companies (and their parents, subsidiaries and controlled affiliates), and their successor and assigns, are among those engaged in the provision of competitive wireless service as of the date hereof: AT&T Inc.; Boingo Wireless, Inc.; Sprint Corporations; T-Mobile USA, Inc. (including MetroPCS Communications, Inc.); Verizon Communications, Inc.; and Windstream Holdings, Inc.

4.
The sale of other provision of advertising to commercial customers, directly or indirectly through representation groups, cooperatives or otherwise, on a retail or wholesale basis, for distribution by analog or digital technology, to any type of end-user equipment (television, computer, phone, personal digital assistant, tablet, console or other), by any distribution platform (including broadcast, coaxial cable, fiber optic cable, digital subscriber line, power line, satellite, wireless and Internet), method (streaming, download, application or other) or protocol (IP or other). Optionee agrees that the following companies (and their parents, subsidiaries and controlled affiliates), and their successors and assigns, are among those engaged in such competitive activities as of the date hereof; Altice USA, Inc.; Apple, Inc.; AT&T Inc. (including DIRECTV); Comcast Corporation; Cox Communications, Inc.; DISH Network Corporation; EchoStar Holding Corporation (including Sling Media); Facebook, Inc.; Google, Inc.; (including YouTube); Microsoft Corporation (including MSN); RCN Corporation; Verizon Communications, Inc. (including AOL); Viamedia, Inc.; and Wide Open West.

Stock Option Agreement